EXHIBIT 23.1
September 17, 2007	PricewaterhouseCoopers Chartered Accountants Dorchester House 7 Church Street Hamilton HM 11 Bermuda Telephone +1 (441) 295 2000 Facsimile +1 (441) 295 1242 www.pwc.com/bermuda

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated September 17, 2007 relating to the June 14, 2007 financial statements of Maiden Holdings, Ltd., which appears in such Registration Statement. We also consent to the references to us under the heading "Experts" in such Registration Statement.

Chartered Accountants

A list of partners can be obtained from the above address
PricewaterhouseCoopers refers to the members of the worldwide PricewaterhouseCoopers organisation